ANNUAL VARIABLE PAY PLAN UMB FUND SERVICES/LEADERSHIP_230Z JANUARY 1, 2014 – DECEMBER 31, 2014

ELIGIBILITY

Participation in the plan is open to associates in the following job titles:

· CEO – UMB Fund Services

Newly hired or promoted associates are eligible to participate at either the start of the next performance period, as of their start date, or as defined in the plan document, whichever is applicable and determined by management. Prorated quotas, account assignment to be provided by your direct manager as soon as practical from the job start date.

Job titles may be added and/or modified throughout the plan year and reflected accordingly on this plan document. In cases where there may be a variation of eligible job title compared to title of record, OE Compensation will confirm eligibility under this plan prior to any payout

KEYS TO SUCCESS

The Keys to our Success in 2014 will be achievement of the following:

·	Sales goals by product line achieved

·	“Best Place to Work” status maintained

·	Surround our clients with solutions they need regardless of how they manage money

·	Dedication to each other and our clients

·	Technology platform that continually drives scale and pricing leverage

·	100% referenceable client base

Products supported include (but may not be limited to) the following: Investment strategies via mutual funds, traditional separate accounts and sub-advisory relationships.

AWARD CALCULATIONS

The goals specific to our success include:

Financial 70%
(UMBFS 60%)
· Net Income after service charges (plan)	People/Key Corporate 10%
(UMBFC 10%)	·	nurture relationships
· Net Income Target	·	deliver TUCE to all partners
	·	develop team – coach in the moment
Discretionary 20%	·	associate engagement at 80 – 84%

·	New Business – Annualized dollar amount booked, % increase to 2013

Below is an “Example of the Calculation” based on achievement of the specific goal(s):

		Award At
Base Salary	Percent of Base		Payout %	Payout $
		Target
$350,000	80%	$280,000	113.5%	$317,800

This plan is payable on an annual basis and is awarded as soon as calculations and approvals can be reasonably accomplished subsequent to the close of the measurement period or the performance period, but no later than two and one-half months after the end of such period.

The performance period of this plan is Annual.

GENERAL PLAN GUIDELINES

I.	Eligibility:

To be eligible for any type of award, an associate must meet all the following criteria:

	·	May not be a participant in any other non-discretionary plan of the Company;

	·	For plan payments paid within the calendar year, associates must be actively employed and in good standing on the last business day of the performance period, as defined in the award calculation section, to be eligible to receive plan payments.

	·	For plan payments paid after December 31, an associate must be actively employed and in good standing as of 12/31, or last business day prior to 12/31.

	·	For all plan payments, associates must remain in good standing with respect to their employment with the Company to be eligible to receive plan payments.

		o	Unless otherwise stated in this Plan document, good standing means the associate is not on a written warning.

	·	Must not achieve performance results through inappropriate means.

	·	In situations where an associate retires (per UMB criteria) or becomes deceased, the plan will pay thru last day worked.

If applicable:

	·	Must be appropriately licensed to sell investment & insurance products.

	·	For trailing incentive/commission payments paid after the initial plan year, associates must be actively employed on the date of disbursement.

	·	If, at time of termination, draw or estimated prepaid incentive payments received exceed calculated plan earnings, the final earned payment as calculated will be applied to the debt with any remainder paid to associate on the regular pay schedule. If final earnings do not cover debt, the associate may be required to establish a repayment plan.

II.	Administration: This award opportunity is administered by the Line-of-Business Expense Control Head (LOBEC) and/or Plan Owner, Line-of-Business Finance Manager and Finance or other calculating party under the direction of the Management Committee of UMBFC. Decisions of the LOBEC or its delegate regarding this opportunity, participants therein or payments due hereunder, are final and binding on all parties. In the event that the associate disagrees with the award provided, or believes that an award is due when none is declared, that associate shall have the right to request the LOBEC or its delegate to review the determination which was made. Upon conclusion of the review by the LOBEC or its permitted delegate, the associate shall be informed of the final decision, and shall have no further right to review or appeal.

Any award that is earned can be offset positively/negatively based on a qualitative assessment of overall performance in compliance with UMBFC standards and U.S. regulatory requirements. This qualitative assessment includes but is not limited to adherence and demonstrated practice using a Servant Leader mindset of UMBFC Values, Policies, TUCE, Teamwork, Diversity & Inclusion, Management or Leadership Impact and Regulatory & Risk requirements.

To help prevent fraud and excessive risk or other harmful activities, UMB reserves the right, to the extent permitted by applicable law, at any time during a three-year period following the date that an associate receives an “Award” under this Plan, to reduce, withhold or cancel up to 100% of such Award (if it has not already been made) and/or to direct the repayment and return up to 100% of such Award (if it has already been made), under the following circumstances:

·	The financial result or operating metric or other performance measurement used to determine if the “Award” is payable and/or compute the amount of such Award is subsequently found to be inaccurate or incomplete (irrespective of whether the inaccuracy requires a restatement of the Company’s financial statements); or

·	The associate has been found to have engaged in illegal, dishonest, fraudulent or intentional misconduct that caused the amount of Award to be larger than it would have been in the absence of such illegal, dishonest, fraudulent or intentional misconduct.

Additional provisions of the Plan and examples of how they apply can be found in the “Frequently Asked Questions (FAQ), Annual Variable Pay Plan” provided by your manager or on the UMB intranet.

III.	Timing of Payouts: Payment of this plan occurs as soon as calculations and approvals can reasonably be accomplished subsequent to the close of the measurement period or the performance period, but no later than two and one-half months after the end of such period. The Company shall withhold from any amount payable under the plan, all taxes and other amounts required to be withheld by any federal, state or local government.

IV.	Creation or Modification of a Plan: The creation and modification of this plan will be a collaborative effort between the business unit leadership, the division/line Finance Manager, and the Organizational Effectiveness (OE) Compensation department. During the creation/modification of the plan the corporate Finance team will be brought in during the initial phases to determine the availability of the data to be used in the calculation and payment of the plan. Upon completion, the plan will be approved by the line of business leadership, the line Finance Manager, the appropriate LOBEC head and the OE Compensation department.

V.	General Provisions: This plan does not create or constitute a contract for continued employment of the participant with UMBFC. UMBFC reserves the right to amend, modify, or discontinue all or any part of this compensation opportunity at any time without prior notification. No right or benefit under this opportunity shall be subject to anticipation, alienation, assignment, sale, pledge, encumbrance or charge, and any attempt to anticipate, alienate, assign, sell, pledge, encumber or charge the same shall be void, and such right or benefit shall terminate. UMBFC may offset any claim it has against the participant against any amount to which a participant may otherwise be entitled under this opportunity, but rights hereunder shall otherwise not be subject to debt or liabilities of the participant.